Exhibit T3B.4

Concordia Pharmaceuticals Inc.
Société à responsabilité limitée
Siège social: 8-10 Avenue de la Gare, L-1610 Luxembourg
R.C.S. Numéro B 200.344

La société a transféré son siège social de la Barbade vers le Grand-Duche de Luxembourg avec effet au 1er octobre 2015 suivant acte reçu par Maître Danielle **KOLBACH,** notaire de résidence à Redange/Attert, Grand-Duché de Luxembourg, agissant en remplacement de son confrère empêché Maître Jean **SECKLER,** notaire de résidence à Junglinster, Grand-Duché de Luxembourg, en date du 23 septembre 2015, non encore publié au Mémorial C.

STATUTS COORDONNES A LA DATE DU 23 SEPTEMBRE 2015

TITLE I - FORM - NAME – PURPOSE – DURATION – REGISTERED OFFICE

Art. 1 - Form

There is hereby formed a *société à responsabilité limitée* (private limited liability company) governed by Luxembourg law as well as by the present Articles (the "**Company**").

Art. 2 - Name

The Company's name is "**Concordia Pharmaceuticals Inc.**".

Art. 3 - Purpose

The Company's purpose is to invest, acquire and take participations and interests, in any form whatsoever, in any kind of Luxembourg or foreign companies or entities and to acquire through participations, contributions, purchases, options or in any other way any securities, rights, interests, patents, trademarks, copyrights and other intellectual property rights, licenses or other property as the Company shall deem fit, and generally to hold, manage, develop, exploit, encumber, sell, license or dispose of the same, in whole or in part, for such consideration as the Company may think fit.

The Company may also enter into any financial, commercial or other transactions (including the licensing of intellectual property) and grant to any company or entity that forms part of the same group of companies as the Company or is affiliated in any way with the Company, including companies or entities in which the Company has a

direct or indirect financial or other kind of interest, any assistance, loan, advance or grant in favor of third parties any security or guarantee to secure the obligations of the same, as well as borrow and raise money in any manner and secure by any means the repayment of any money borrowed.

The Company may also establish branches abroad and perform commercial activities outside of Luxembourg through its branches. Such commercial activities would include but not be limited to carrying on a healthcare business that includes the management and acquisition of various pharmaceutical products and their supply chains.

Finally the Company may take any action and perform any operation which is, directly or indirectly, related to its purpose in order to facilitate the accomplishment of such purpose.

Art. 4 - Duration

The Company is formed for an unlimited duration.

Art. 5 - Registered Office

The registered office of the Company is established in the city of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place within the municipality by means of a resolution of the sole manager, or in case of plurality of managers, by a decision of the board of managers in accordance with these Articles or to any other place in the Grand-Duchy of Luxembourg by means of a resolution of the sole shareholder, or in case of plurality of shareholders, by a resolution taken by a vote of the majority of the shareholders representing at least seventy-five percent (75%) of the share capital.

TITLE II – CAPITAL – SHARES

Art. 6 - Capital

The Company's share capital is set at USD 5,000,000 (five million US Dollars) divided into 297,824,261 (two hundred ninety seven million eight hundred twenty-four thousand two hundred sixty-one) shares, fully paid-up (hereinafter collectively referred to as the "**Shares**" and individually as the "**Share**").

The share capital may be increased or reduced from time to time by a resolution of the sole shareholder, or in case of plurality of shareholders, by a resolution taken by a vote of the majority of the shareholders representing at least seventy-five percent (75%) of the share capital.

Art. 7 - Voting Rights

Each Share is entitled to an identical voting right and each shareholder has voting rights commensurate to such shareholder's ownership of Shares.

Art. 8 - Indivisibility of Shares

Towards the Company, the Shares are indivisible and the Company will recognize only one owner per share.

Art. 9 - Transfer of Shares

The Shares are freely transferable among shareholders of the Company or where the Company has a sole shareholder.

Transfers of Shares to non-shareholders are subject to the prior approval of the

shareholders representing at least seventy-five percent (75%) of the share capital of the Company given in a general meeting.

Shares shall be transferred by instrument in writing in accordance with the law of August 10, 1915 concerning commercial companies, as amended from time to time (the "**Law**").

Art. 10 - Redemption of Shares

The Company may redeem its own Shares provided that the Company has sufficient distributable reserves for that purpose or if the redemption results from a decrease of the Company's share capital.

TITLE III – MANAGEMENT

Art. 11 - Appointment of the managers

The Company may be managed by one manager or several managers. Where more than one manager is appointed, the Company shall be managed by a board of managers constituted by two different types of managers, namely type A managers and type B managers.

No manager needs to be a shareholder of the Company. The manager(s) shall be appointed by resolution of the sole shareholder, or in case of plurality of shareholders by a resolution of the shareholders representing more than fifty percent (50%) of the share capital of the Company, as the case may be. The remuneration, if any, of the manager(s) shall be determined in the same manner.

A manager may be removed, with or without cause at any time, and replaced by, resolution of the sole shareholder, or in case of plurality of shareholders, by a resolution of the shareholders representing more than fifty percent (50%) of the share capital of the Company, as the case may be.

Art. 12 - Powers of the managers

All powers not expressly reserved by the Law or by these Articles to the sole shareholder, or in case of plurality of shareholders, to the general meeting of shareholders, fall within the competence of the sole manager or the board of managers, as the case may be.

The Company shall be bound by the signature of its sole manager, or in case of plurality of managers, by the joint signature of at least one type A manager and one type B manager.

The sole or any manager or the board of managers, as the case may be, may delegate his/its powers for specific tasks to one or several ad hoc agents who need not be shareholder(s) or manager(s) of the Company. The sole manager or the board of managers will determine the powers and remuneration (if any) of the agent, and the duration of its representation as well as any other relevant condition.

Art. 13 - Board of managers

Where the Company is managed by a board of managers, the board may choose among its members a chairman. It may also choose a secretary who need not be a manager or shareholder of the Company and who shall be responsible for keeping the minutes of the board meetings.

The board of managers shall meet when convened by any one manager. Notice

stating the business to be discussed, the time and the place, shall be given to all managers at least 24 hours in advance of the time set for such meeting, except when waived by the consent of each manager, or where all the managers are present or represented.

Meetings of the board of managers shall be held within the Grand-Duchy of Luxembourg.

Any manager may act at any meeting by appointing in writing or by any other suitable tangible telecommunication means another manager as his proxy. A manager may represent more than one manager.

Any and all managers may participate to a meeting by phone, videoconference, or any suitable telecommunication means, initiated from the Grand-Duchy of Luxembourg and allowing all managers participating in the meeting to hear each other at the same time. Such participation is deemed equivalent to a participation in person.

A meeting of managers is duly constituted for all purposes if at the commencement of the meeting there are present in person or represented by proxyholder at least one type A manager and at least one type B manager.

Decisions of the board of managers are validly taken by a resolution approved at a duly constituted meeting of managers of the Company by the affirmative vote of the majority of the managers present or represented by proxyholder including the affirmative vote of at least one type A manager and at least one type B manager.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a meeting of the board. Such resolutions may be signed in counterparts, each of which shall be an original and all of which, taken together, shall constitute the same instrument.

Deliberations of the board of managers shall be recorded in minutes signed by at least one type A manager and at least one type B manager. Copies or extracts of such minutes shall be signed by at least one type A manager and at least one type B manager.

Art. 14 - Liability of the managers

No manager assumes any personal liability in relation with any commitment validly made by him in the name of the Company in accordance with these Articles, by reason of his function as a manager of the Company.

TITLE IV – SHAREHOLDER MEETINGS

Art. 15 - Sole Shareholder

A sole shareholder assumes all powers devolved to the general meeting of shareholders in accordance with the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded on minutes or drawn-up in writing.

Art. 16 - General meetings

General meetings of shareholders may be convened by the sole manager or the board of managers, as the case may be, failing which by the statutory auditor or the

supervisory board, if it exists, failing which by shareholders representing more than fifty percent (50%) of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be sent to each shareholder at least 24 hours before the meeting, specifying the time and place of the meeting.

If all the shareholders are present or represented at the general meeting, and state that they have been duly informed on the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may be represented and act at any general meeting by appointing in writing another person to act as such shareholder's proxy, which person does not need to be shareholder of the Company.

Except as otherwise provided in these Articles, resolutions of the general meetings of shareholders are validly taken when adopted by the affirmative vote of shareholders representing more than fifty percent (50%) of the share capital of the Company. If the quorum is not reached at a first meeting, the shareholders shall be convened by registered letter to a second meeting.

Resolutions will be validly taken at this second meeting by a majority of votes cast, regardless of the portion of share capital represented.

However, resolutions to amend the Articles shall only be adopted by a resolution taken by a vote of the majority of the shareholders, representing at least seventy-five percent (75%) of the share capital.

The holding of shareholders meetings is not compulsory as long as the number of shareholders does not exceed twenty-five (25). In the absence of meetings, shareholder resolutions are validly taken in writing, at the same majority vote cast as the ones provided for general meetings, provided that each shareholder receives prior to its written vote and in writing by any suitable communication means, the whole text of each resolution to be approved.

When the holding of shareholders meetings is compulsory, a general meeting shall be held annually within the Grand-Duchy of Luxembourg, at the registered office of the Company or at any other place as indicated in the convening notice, on the **third Thursday of June** or on the following business day if such day is a public holiday.

TITLE V – FINANCIAL YEAR – BALANCE SHEET – PROFITS - AUDIT

Art. 17 - Financial year

The financial year of the Company starts on ***January 1st*** and ends on ***December 31st*** of each year.

Art. 18 - Annual accounts

Each year, as of the end of the financial year, the board of managers or the sole manager, as the case may be, shall draw up a balance sheet and a profit and loss account in accordance with the Law, to which an inventory will be annexed, constituting altogether the annual accounts that will then be submitted to the Sole Shareholder, or in case of plurality of shareholders, either (i) to the general

shareholders meeting, when the holding of such shareholders meetings is compulsory pursuant to article 16 above, or (ii) in writing to all the shareholders when the holding of such shareholders meetings is not compulsory.

Art. 19 - Profits

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions, such as approved by the sole shareholder, or in case of plurality of shareholders, by the general meeting of the shareholders, represents the net profit of the Company.

Each year, five percent (5%) of the net profit shall be allocated to the legal reserve account of the Company. This allocation ceases to be compulsory when the legal reserve amounts to one tenth of the share capital, but must be resumed at any time when it has been broken into.

The remaining profit shall be allocated by the sole shareholder, or in case of plurality of shareholders, by resolution of the shareholders representing more than fifty percent (50%) of the share capital of the Company, resolving to distribute it proportionally to the Shares they hold, to carry it forward, or to transfer it to a distributable reserve.

Art. 20 - Interim dividends

Notwithstanding the above provision, the sole manager or the board of managers as the case may be, may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts prepared by the board of managers or the sole manager, as the case may be, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realized profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve established in accordance with the Law or the Articles.

Art. 21 - Audit

Where the number of shareholders exceeds twenty-five (25), the supervision of the Company shall be entrusted to a statutory auditor (*commissaire*) or, as the case may be, to a supervisory board constituted by several statutory auditors.

No statutory auditor needs to be a shareholder of the Company.

Statutory auditor(s) shall be appointed by resolution of the shareholders representing more than fifty percent (50%) of the share capital of the Company and will serve for a term ending on the date of the annual general meeting of shareholders following his/their appointment. However his/their appointment can be renewed by the general meeting of shareholders.

Where the conditions of article 35 of the law of December 19, 2002 concerning the Trade and Companies Register as well as the accounting and the annual accounts of the undertakings are met, the Company shall have its annual accounts audited by one or more qualified auditors (*réviseurs d'entreprises agréés*) appointed by the general meeting of shareholders. The general meeting of shareholders may however

appoint a qualified auditor at any time.

TITLE VI – DISSOLUTION – LIQUIDATION

Art. 22 - Dissolution

The dissolution of the Company shall be resolved by the Sole Shareholder, or in case of plurality of shareholders, by the general meeting of shareholders by a resolution taken by a vote of the majority of the shareholders, representing at least seventy-five percent (75%) of the share capital. The Company shall not be dissolved by the death, suspension of civil rights, insolvency or bankruptcy of any shareholder.

Art. 23 - Liquidation

The liquidation of the Company will be carried out by one or more liquidators appointed by the Sole Shareholder, or in case of plurality of shareholders, by the general meeting of shareholders by a resolution of the shareholders taken by a vote of the majority of the shareholders, representing at least seventy-five percent (75%) of the share capital, which shall determine his/their powers and remuneration.

After payment of all the debts of the Company, including the expenses of liquidation and the repayment of the share capital to each of the shareholders, the net liquidation proceeds shall be distributed to the shareholder(s) proportionally to the Shares they hold.

SUIT LA VERSION FRANCAISE DU TEXTE QUI PRECEDE :

TITRE I – FORME – DENOMINATION – OBJET – DUREE – SIEGE SOCIAL

Art. 1 - Forme

Il est formé par les présentes une société à responsabilité limitée régie par le droit luxembourgeois ainsi que par les présents Statuts (la « **Société** »).

Art. 2 - Dénomination

La dénomination de la Société est « **Concordia Pharmaceuticals Inc.** ».

Art. 3 - Objet

L'objet de la Société est d'investir, d'acquérir, et de prendre des participations et intérêts, sous quelque forme que ce soit, dans toutes formes de sociétés ou entités, luxembourgeoises ou étrangères et d'acquérir par des participations, des apports, achats, options ou de toute autre manière, tous titres, sûretés, droits, intérêts, brevets et licences ou tout autre titre de propriété que la Société juge opportun, et plus généralement de les détenir, gérer, développer, grever, vendre ou en disposer, en tout ou partie, aux conditions que la Société juge appropriées.

La Société peut également prendre part à toutes transactions y compris financières ou commerciales, accorder à toute société ou entité appartenant au même groupe de sociétés que la Société ou affiliée d'une façon quelconque avec la Société, sont ainsi inclues les sociétés ou entités dans lesquelles la Société a un intérêt financier direct ou indirect ou toute autre forme d'intérêt, tout concours, prêt, avance, ou consentir au profit de tiers toute garantie ou sûreté afin de garantir les obligations des sociétés précitées, et également emprunter ou lever des fonds de quelque manière

que ce soit et encore garantir par tous moyens le remboursement de toute somme empruntée.

La Société peut également établir des succursales à l'étranger et exercer des activités commerciales en dehors du Luxembourg à travers ses succursales. Ces activités commerciales incluent, mais sans s'y limiter, l'exploitation d'une entreprise de soins de santé comprenant la gestion et l'acquisition de divers produits pharmaceutiques et de leurs chaînes d'approvisionnement.

Enfin la Société peut prendre toute action et mener toutes opérations se rattachant directement ou indirectement à son objet afin d'en faciliter l'accomplissement.

Art. 4 - Durée

La Société est constituée pour une durée indéterminée.

Art. 5 - Siège

Le siège social de la Société est établi dans la ville de Luxembourg, Grand-Duché de Luxembourg. Il peut être transféré en tout autre lieu au sein de la municipalité par une résolution du gérant unique ou en cas de pluralité de gérants, par une résolution du conseil de gérance conformément aux Statuts ou en tout autre lieu du Grand-Duché de Luxembourg par résolution de l'associé unique, ou, en cas de pluralité d'associés, par une résolution de la majorité des associés représentant plus de soixante-quinze pour cent (75%) du capital social de la Société.

TITRE II – CAPITAL – PARTS SOCIALES

Art. 6 - Capital

Le capital social est fixé à 5.000.000 USD (cinq millions de Dollars américains), divisé en 297.824.261 (deux cent quatre-vingt-dix-sept millions huit cent vingt-quatre mille deux cent soixante-et-une) parts sociales, entièrement libérées (ci-après collectivement désignées comme les «**Parts Sociales**» et individuellement une «**Part Sociale**»).

Le capital social peut être augmenté ou réduit par résolution de l'associé unique ou en cas de pluralité d'associés, par résolution prise par un vote de la majorité des associés représentant au moins soixante-quinze pour cent (75%) du capital social de la Société.

Art. 7 - Droits de vote

Chaque part confère un droit de vote identique et chaque associé dispose de droits de vote proportionnels au nombre de parts sociales qu'il détient.

Art. 8 - Indivisibilité des parts

Les parts sociales sont indivisibles à l'égard de la Société qui ne reconnaît qu'un seul propriétaire par part sociale.

Art. 9 - Transfert des parts

Les parts sont librement cessibles entre associés ou lorsque la Société a un associé unique.

Les cessions de parts sociales aux tiers sont soumises à l'agrément préalable des associés représentant au moins soixante-quinze pour cent (75%) du capital social de la Société, donné en assemblée générale.

Les cessions de parts sociales sont constatées par acte écrit conformément à la loi

du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (la « **Loi** »).

Art. 10 - Rachat des parts

La Société peut racheter ses propres parts sociales pour autant que la Société ait des réserves distribuables suffisantes à cet effet ou que le rachat résulte de la réduction de son capital social.

TITRE III – GERANCE

Art. 11 - Nomination des gérants

La Société peut être gérée par un gérant unique ou plusieurs gérants. Dans le cas où plus d'un gérant est nommé, la Société est gérée par un conseil de gérance composé de deux catégories différentes de gérants, à savoir des gérants de type A et des gérants de type B.

Aucun gérant n'a à être associé de la Société. Le(s) gérant(s) sont nommés par résolution de l'associé unique ou, en cas de pluralité d'associés, par une résolution des associés représentant plus de cinquante pour cent (50%) du capital social de la Société, le cas échéant. La rémunération, le cas échéant, du ou des gérant(s) est déterminée de la même manière.

Un gérant peut être révoqué, pour ou sans justes motifs, à tout moment, et être remplacé par résolution de l'associé unique ou, en cas de pluralité d'associés, par une résolution des associés représentant plus de cinquante pour cent (50%) du capital social de la Société, le cas échéant.

Art. 12 - Pouvoirs des gérants

Tous les pouvoirs non expressément réservés par la Loi ou les Statuts à l'associé unique, ou en cas de pluralité d'associés, à l'assemblée générale des associés, sont de la compétence du gérant unique ou du conseil de gérance, le cas échéant.

La Société est liée par la signature de son gérant unique, ou en cas de pluralité de gérants, par la signature conjointe d'au moins un gérant de type A et un gérant de type B.

Le gérant unique ou le conseil de gérance, le cas échéant, peut déléguer son/ses pouvoirs pour des tâches spécifiques à un ou plusieurs agents *ad hoc*, qui n'ont pas à être associé(s) ou gérant(s) de la Société. Le gérant unique ou le conseil de gérance détermine les pouvoirs et rémunération (s'il y a lieu) des agents, la durée de leur mandat ainsi que toutes autres modalités ou conditions de leur mandat.

Art. 13 - Conseil de gérance

Lorsque la Société est gérée par un conseil de gérance, celui-ci peut choisir parmi ses membres un président. Le conseil de gérance peut également choisir un secrétaire qui n'a pas à être un gérant ou associé de la Société et qui sera en charge de la tenue des minutes des réunions du conseil de gérance.

Le conseil de gérance se réunit sur convocation d'un gérant. La convocation détaillant les points à l'ordre du jour, l'heure et le lieu de la réunion, doit être donnée à l'ensemble des gérants au moins 24 heures à l'avance, sauf lorsqu'il y est renoncé, par chacun des gérants, ou lorsque tous les gérants sont présents ou représentés.

Les réunions du conseil de gérance doivent se tenir au Grand-Duché de

Luxembourg.

Chaque gérant peut prendre part aux réunions du conseil de gérance en désignant par écrit ou par tout autre moyen de communication adéquat un autre gérant pour le représenter. Un gérant peut représenter plus d'un gérant.

Tout gérant peut participer à une réunion du conseil de gérance par conférence téléphonique, vidéoconférence ou par tout autre moyen de communication approprié, initié depuis le Grand-Duché de Luxembourg et permettant à l'ensemble des gérants participant à la réunion de s'entendre les uns les autres au même moment. Une telle participation est réputée équivalente à une participation physique.

Une réunion du conseil de gérance est dûment tenue, si au commencement de celle-ci, au moins un gérant de type A et au moins un gérant de type B sont présents en personne ou représentés par un mandataire.

Lors d'une réunion du conseil de gérance de la Société valablement tenue, les résolutions dudit conseil sont prises par un vote favorable de la majorité des gérants de la Société présents ou représentés incluant le vote favorable d'au moins un gérant de type A et d'au moins un gérant de type B.

Les résolutions écrites approuvées et signées par tous les gérants ont le même effet que les résolutions prises lors d'une réunion du conseil de gérance. Les résolutions peuvent être signées sur des exemplaires séparés, chacun d'eux constituant un original et tous ensemble constituant un seul et même acte.

Les délibérations du conseil de gérance sont consignées dans des minutes signées par au moins un gérant de type A et au moins un gérant de type B. Les copies ou extraits de ces minutes sont signés par au moins un gérant de type A et au moins un gérant de type B.

Art. 14 - Responsabilité des gérants

Aucun gérant n'engage sa responsabilité personnelle pour des engagements régulièrement pris par lui au nom de la Société dans le cadre de ses fonctions de gérant de la Société et conformément aux Statuts.

TITRE IV – ASSEMBLEE GENERALE DES ASSOCIES

Art. 15 - Associé unique

Un associé unique exerce seul les pouvoirs dévolus à l'assemblée générale des associés conformément à la Loi.

Hormis les opérations courantes conclues à des conditions normales, les contrats conclus entre l'associé unique et la Société doivent faire l'objet de procès-verbaux ou être établis par écrit.

Art. 16 - Assemblées générales

Les assemblées générales d'associés peuvent être convoquées par le gérant unique ou, le cas échéant, par le conseil de gérance, à défaut par le commissaire ou le conseil de surveillance s'il existe. A défaut, elles sont convoquées par les associés représentant plus de cinquante pour cent (50%) du capital social de la Société.

Des convocations écrites à une assemblée générale indiquant l'ordre du jour sont envoyées à chaque associé au moins 24 heures avant l'assemblée en indiquant l'heure et le lieu de la réunion.

Si tous les associés sont présents ou représentés à l'assemblée générale et déclarent avoir été dûment informés de l'ordre du jour de l'assemblée, l'assemblée générale peut se tenir sans convocation préalable.

Tout associé peut se faire représenter et agir à toute assemblée générale en nommant comme mandataire et par écrit une personne qui n'a pas à être associé de la Société.

Sauf disposition contraire des présents Statuts, les résolutions de l'assemblée générale des associés sont valablement adoptées par vote des associés représentant plus de cinquante pour cent (50%) du capital social de la Société. Si le quorum n'est pas atteint lors d'une première assemblée, les associés seront convoqués par lettre recommandée à une deuxième assemblée.

Lors de cette deuxième assemblée, les résolutions sont valablement adoptées à la majorité des votes émis, quelle que soit la portion du capital représentée.

Toutefois, les résolutions décidant de modifier les Statuts sont prises seulement par une résolution de la majorité des associés représentant au moins soixante-quinze pour cent (75%) du capital social de la Société.

La tenue d'assemblées générales d'associés n'est pas obligatoire tant que le nombre des associés ne dépasse pas vingt-cinq (25). En l'absence d'assemblée, les résolutions des associés sont valablement prises par écrit à la même majorité des votes exprimés que celle prévue pour les assemblées générales, et pour autant que chaque associé ait reçu par écrit, par tout moyen de communication approprié, l'intégralité du texte de chaque résolution soumise à approbation, préalablement à son vote écrit.

Lorsque la tenue d'une assemblée générale est obligatoire, une assemblée générale devra être tenue annuellement au Grand-Duché de Luxembourg au siège social de la Société ou à tout autre lieu indiqué dans la convocation le **troisième jeudi du mois de juin** ou le jour ouvrable suivant si ce jour est férié.

TITRE V – EXERCICE SOCIAL – COMPTES SOCIAUX – PROFITS – AUDIT

Art. 17 - Exercice social

L'exercice social de la Société commence le ***1er janvier*** et se termine le ***31 décembre*** de chaque année.

Art. 18 - Comptes annuels

Tous les ans, à la fin de l'exercice social, le conseil de gérance ou le gérant unique, le cas échéant, dresse un bilan et un compte de pertes et profits conformément à la Loi, auxquels un inventaire est annexé, l'ensemble de ces documents constituant les comptes annuels sera soumis à l'associé unique ou en cas de pluralité d'associés, soit (i) à l'assemblée générale des associés, lorsque la tenue de ces assemblées générales des associés est obligatoire en vertu de l'article 16 ci-dessus ou (ii) par écrit à tous les associés lorsque la tenue de ces assemblées générales des associés n'est pas obligatoire.

Art. 19 - Bénéfice

Le solde du compte de pertes et profits, après déduction des dépenses, coûts,

amortissements, charges et provisions, tel qu'approuvé par l'associé unique, ou en cas de pluralité d'associés, par l'assemblée générale des associés, représente le bénéfice net de la Société.

Chaque année, cinq pour cent (5%) du bénéfice net est affecté à la réserve légale. Ce prélèvement cesse d'être obligatoire lorsque la réserve légale atteint un dixième du capital social, mais devra être repris à tout moment jusqu'à entière reconstitution de la réserve légale.

Le bénéfice restant est affecté par l'associé unique ou en cas de pluralité d'associés, par résolution des associés représentant plus de cinquante pour cent (50%) du capital social de la Société, décidant de sa distribution aux associés proportionnellement au nombre de parts qu'ils détiennent, de son report à nouveau, ou de son allocation à une réserve distribuable.

Art. 20 - Dividendes intérimaires

Nonobstant ce qui précède, le gérant unique ou le conseil de gérance, le cas échéant, peut décider de verser des dividendes intérimaires avant la clôture de l'exercice social sur base d'un état comptable établi par le conseil de gérance, ou le gérant unique, le cas échéant, duquel doit ressortir que des fonds suffisants sont disponibles pour la distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice social augmenté des bénéfices reportés et des réserves distribuables mais diminué des pertes reportées et des sommes à affecter à une réserve conformément à la Loi ou aux Statuts.

Art. 21 - Audit

Lorsque le nombre des associés excède vingt-cinq (25), la surveillance de la Société est confiée à un commissaire ou, le cas échéant, à un conseil de surveillance composé de plusieurs commissaires.

Aucun commissaire n'a à être associé de la Société.

Le(s) commissaire(s) sont nommé(s) par une résolution des associés représentant plus de cinquante pour cent (50%) du capital social de la Société jusqu'à l'assemblée générale annuelle des associés qui suit leur nomination. Cependant leur mandat peut être renouvelé par l'assemblée générale des associés.

Lorsque les conditions de l'article 35 de la loi du 19 décembre 2002 concernant le registre de commerce et des sociétés ainsi que la comptabilité et les comptes annuels des entreprises sont atteints, la Société confie le contrôle de ses comptes annuels à un ou plusieurs réviseur(s) d'entreprises agréé(s) désigné(s) par résolution de l'assemblée générale des associés. L'assemblée générale des associés peut cependant nommer un réviseur d'entreprise à tout moment.

TITRE VI – DISSOLUTION – LIQUIDATION

Art. 22 - Dissolution

La dissolution de la Société est décidée par l'associé unique, ou en cas de pluralité d'associés, par l'assemblée générale des associés par une résolution prise par un vote positif de la majorité des associés représentant au moins soixante-quinze pour cent (75%) du capital social de la Société. La Société n'est pas dissoute par la

mort, la suspension des droits civils, la déconfiture ou la faillite d'un associé.

Art. 23 - Liquidation

La liquidation de la Société est menée par un ou plusieurs liquidateurs désignés par l'associé unique, ou en cas de pluralité d'associés, par l'assemblée générale des associés par une résolution prise par la majorité des associés représentant au moins soixante-quinze pour cent (75%) du capital social de la Société, résolution qui détermine leurs pouvoirs et rémunérations. Au moment de la clôture de liquidation, les avoirs de la Société sont attribués à l'associé unique ou en cas de pluralité d'associés, aux associés proportionnellement au nombre de parts qu'ils détiennent.

Pour copie conforme:
Junglinster, le 8 octobre 2015
Pour la société:
Le notaire, Jean SECKLER

Jean SECKLER, notaire - JUNGLINSTER -